EXHIBIT 99.1

P&F INDUSTRIES EXTENDS SHARE REPURCHASE PROGRAM

MELVILLE, N.Y., September 5, 2007 - P&F Industries, Inc. (Nasdaq GM:PFIN) today announced that its Board of Directors has extended the time during which the Company may purchase shares of Class A Common Stock under its share repurchase program by an additional year to September 30, 2008. The Company is authorized to purchase up to 150,000 shares remaining pursuant to such share repurchase program. The timing and amount of share repurchases, if any, will depend on business and market conditions, as well as legal and regulatory considerations, among other things. The Company can give no assurances as to when or whether it will repurchase any shares.

Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of P&F Industries, commented: “We remain confident in P&F’s long-term prospects and may purchase shares at the times and in the amounts the Company deems appropriate. As such, we believe the continuation of this program is in the best interests of our stockholders.”

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com

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